Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Senior Vice President
Corporate Secretary
(631) 537-1001, ext. 7263

BRIDGE BANCORP, INC. REPORTS
FIRST QUARTER 2007 EARNINGS

(Bridgehampton, NY - April 20, 2007) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®/OTCBB: BDGE), the holding company for The Bridgehampton National Bank (the “Bank,” “BNB”), today reported earnings for the first quarter of 2007. Highlights include:

- net income of $1,749,000;

- total assets of $590,071,000 at March 31, 2007, a 12.4% increase over the same date last year;

- total loans of $336,263,000 at March 31, 2007, an 11.8% increase over March 31, 2006;

- continued strong credit quality;

- total deposits of $539,864,000 at March 31, 2007, a 15.7% increase over March 31, 2006;

- management of the net interest margin to a respectable 4.5% for the quarter;

- the opening of 2 new branches, Southampton Village and Cutchogue; and

- the declaration of a cash dividend of $0.23 for the first quarter 2007.

Thomas J. Tobin, President and Chief Executive Officer of Bridge Bancorp, Inc. commented on the Company’s first quarter 2007 financial results, “During the first quarter we focused on the Company’s growth and service objectives, and are pleased to report growth in total assets of 12.4% to $590,071,000 at March 31, 2007 over the same date last year, incorporating an 11.8% increase in total loans. Strategies to grow deposits were also successful, as we continued to offer relationship based promotional deposit products. Deposits increased 15.7% over last year, including core deposit growth of 7.7%. Low cost demand deposits were up slightly, representing 33.0% of total deposits at March 31, 2007.”

Income Statement
Mr. Tobin continued, “We are cautiously optimistic for future quarters in 2007 as we begin to close the gap between quarterly year over year earnings. Earnings per diluted share for the first quarter 2007 decreased 6.5% to $0.29 from $0.31 per diluted share for the same period last year. Net income of $1,749,000 for the quarter represents a 9.8% decrease from earnings of $1,939,000 for the three months ended March 31, 2006. Other income grew 34.0% during the first quarter 2007 over the first quarter of 2006, primarily the result of an increase in title insurance services and fee income for the quarter. Other expenses grew 18.9% for the first quarter 2007 over the same period last year, largely due to increased salary and benefits expense as well as increased facilities and marketing costs, primarily related to the new branches. Slowing the growth of non interest expense relative to revenues remains a top priority.

“Net interest income declined just 3.2% for the first quarter, year over year to $5,787,000 for the first quarter of 2007, as volume began to offset rate as a result of the Bank’s growth strategies.”

Asset Quality
During the quarter ended March 31, 2007, $45,000 was added to the allowance for loan losses, due primarily to growth in the loan portfolio during the quarter. Management continues to carefully monitor the loan portfolio as well as real estate trends on eastern Long Island. While effects of sub prime lending can be seen in the marketplace in the form of impaired loans at other lending institutions, we have not seen evidence of a softening real estate market. The consistent and rigorous underwriting standards of The Bridgehampton National Bank preclude sub prime lending, and as such, management does not anticipate ill effects on the Bank’s loan portfolio.

Opportunities
Mr. Tobin concluded, “No doubt, competitive pressures in the marketplace remain strong. We are gratified by the increase in core deposits. The Bank’s loan pipeline continues to be solid. We have seen an increased pace of activity on both the commercial and consumer sides, and anticipate that the Bank will benefit from the pick-up in activity through both loan growth and increased title insurance business for Bridge Abstract. An unwavering commitment to continuous improvements to the customer experience at the Bank is essential to our ability to execute our growth initiatives.

“We acknowledge industry wide challenges inherent in the current operating environment, most significant of which is persistent pressure on the net interest margin and therefore earnings. Yet, we believe that implementation of our growth strategies will allow the Bank to offset the tighter net interest margin with volume as we grow our customer base through expanding our footprint, while maintaining and developing existing relationships. Recognizing that a de novo branching strategy has potential to affect earnings in the short term on the expense side, we feel that we have positioned the Bank well for greater profitability in the long term. The Bank is in the process of building out its 14th branch office which will be located in Wading River, NY. For the first time in our Company’s history, in 2007 we will have opened three new branches in one year, putting us on track for improved profitability. We remain dedicated to the continued return of long term value to shareholders.”

The Bridgehampton National Bank operates retail branches in Bridgehampton, Cutchogue, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, Southold, and Westhampton Beach. The Bank will open its first full-service branch in the Town of Riverhead in Wading River, NY later this year.

Attached to this release are selected financial highlights for the quarter.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
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BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	March 31,	December 31,	March 31,
	2007	2006	2006
ASSETS
Cash and cash equivalents	$31,787	$13,263	$13,219
Investment in debt and equity securities, net:
Securities available for sale, at fair value	188,968	202,590	178,727
Securities held to maturity	9,992	9,444	10,131
Securities, restricted	716	878	1,125
Loans	336,263	325,997	300,723
Less: Allowance for loan losses	(2,571)	(2,512)	(2,379)
Loans, net	333,692	323,485	298,344
Banking premises and equipment, net	18,376	18,005	15,871
Accrued interest receivable and other assets	6,540	5,979	7,597
Total Assets	$590,071	$573,644	$525,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$178,225	$173,628	$175,877
Savings, N.O.W. and money market deposits	299,693	269,966	252,381
Certificates of deposit of $100,000 or more and other time deposits	61,946	60,818	38,357
Overnight borrowings	-	18,600	8,900
Other liabilities and accrued expenses	3,882	5,093	2,983
Total Stockholders' Equity	46,325	45,539	46,516
Total Liabilities and Stockholders' Equity	$590,071	$573,644	$525,014

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended March 31,	Three months ended March 31,
	2007	2006
Interest income	$8,556	$7,555
Interest expense	2,769	1,576
Net interest income	5,787	5,979
Provision for loan losses	45	-
Net interest income after provision for loan losses	5,742	5,979

Other income	1,335	996
Net security losses	(101)	(257)
Other expenses	4,480	3,769
Income before income taxes	2,496	2,949

Provision for income taxes	747	1,010
Net income	$1,749	$1,939
Basic earnings per share	$0.29	$0.31
Diluted earnings per share	$0.29	$0.31
Weighted average common shares	6,069	6,204
Weighted average common and common equivalent shares	6,081	6,232